Exhibit 3.2
BY-LAWS OF
MERCHANTS & MARINE BANCORP, INC.
Pascagoula, Mississippi
ARTICLE I
Stockholder’s Meetings
Section 1. Annual Meeting
     The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on the first Thursday of April each year or at such other date as shall be fixed by the Board of Directors and stated in the notice of the meeting. If no annual meeting is held in accordance with the foregoing provisions, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and in such case all references in these By-Laws to the annual meeting of stockholders shall be deemed to refer to such special meeting.
     If, for any cause, an election of Directors does not take place at such meeting, the Board of Directors then in office shall continue to serve until their successors are elected at a stockholders’ meeting to be held as soon thereafter as practicable. Notice thereof shall be given to the stockholders in the same manner as herein provided for giving notice of the annual meeting.
Section 2. Special Meetings of Stockholders
     A special meeting of stockholders may be called for any purpose at any time by the Board of Directors or at the written request of stockholders owning, in the aggregate, not less than twenty-five (25) per cent of the then outstanding shares of stock. Such request shall state the purpose or purposes of any proposed meeting, and the business to be transacted shall be confined to that specified in the notice.
Section 3. Notice of Stockholder Business and Nominations
     (A) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Company’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Company who was a stockholder of record at the time the notice provided for in this By-Law is delivered to the Secretary of the Company, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.
     (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (e) of paragraph (A) of this By-Law, the stockholder must have given timely notice thereof in writing to the Secretary of the Company and any such proposed business other than the nominations of persons for election to the Board of Directors must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the Company, the language of the proposed amendment), the reasons for conducing such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner; (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.
     (3) Notwithstanding anything in the second sentence of paragraph (A) (2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

     (B) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to be elected at an annual meeting of stockholders of the Company to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in this By-Law (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (A) (2) (c) (iv) of this By-Law) and (b) if any proposed nomination or business was not made or proposed in compliance with this By-Law, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.
     (2) For purposes of this By-Law, ‘‘public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission.
     (3) Notwithstanding the foregoing provisions of this By-Law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
Section 4. Proxies
     Stockholders may vote at any stockholders’ meeting by proxy duly authorized in writing. Proxies shall be valid only for one meeting, to be specified therein, and any adjournments of such meetings. Proxies shall be dated and shall be filed with the records of the meeting. Votes cast under proxies not solicited in accordance with federal or state rules then applicable to securities of the Company shall be disregarded by the party presiding at the meeting and be of no effect.
Section 5. Quorum
     A majority of the outstanding number of shares of capital stock, represented in person or by proxy, shall constitute a quorum of any meeting of stockholders, unless otherwise provided by law. If a quorum is not present at any meeting of stockholders, the stock-holders present, in person or by proxy, may adjourn to such future time as shall be agreed upon by them, and notice of such future meeting shall be given in the manner provided herein for giving notice of stockholders’ meetings, However, if a quorum is present, the stockholders present may recess from day to day and no notice of such recess need be given.

Section 6. Notice of Stockholders’ Meetings
     Unless otherwise provided by law, written notice of the time, place and purpose of any meeting of stockholders shall be given by first-class mail, postage prepaid, at least ten days prior to the date of the meeting, to each stockholder of record entitled to vote at such meeting at such address as appears on the records of the Company.
ARTICLE II
Directors
Section 1. Board of Directors
     The Board of Directors shall have the power to regulate the business of the Company and manage its affairs, define the duties of the officers and employees of the Company, require bonds from officers and employees and to fix, the amount thereof, regulate the manner in which stockholders’ meetings for the election of directors and otherwise shall be conducted, appoint judges of the elections, make all by-laws not inconsistent with law or the Articles of Incorporation, and generally to do and perform all acts that may be legal for the Board of Directors to do and perform according to law and within the limits of the Company’s Articles of Incorporation.
     An accurate record of all proceedings of the Board of Directors shall be kept in a minute book provided for that purpose.
Section 2. Number of Directors
     The Board of Directors shall be composed of nine members, three First Class, three Second Class, and three Third Class, who shall serve such term of office as is provided in Article Eighth of the Amended and Restated Articles of Incorporation of the Company.
     The Board of Directors may, from time to time, change the number of directors, so long as there shall be a minimum of nine members thereof; such change shall be by amendment to the Bylaws.
Section 3. Regular Meetings
     The first meeting of a newly elected Board of Directors shall be held immediately following the Annual Meeting of stockholders. The Board of Directors, as it shall then be constituted, shall organize by electing officers of the Company as provided herein and transacting such other business as may properly come before the Board.
     Thereafter, regular meetings of the Board of Directors shall be held on the second Tuesday of each April, July, October and January during the calendar year at such time and place as the Board, from time to time, shall determine.
     No notice of any regular meeting of the Board of Directors shall be necessary in order legally to constitute such meeting, provided a quorum shall be present.

Section 4. Special Meetings
     Special meetings may be called by the Chairman of the Board, President, a Vice President or majority of the Board at any time.
     Notice of any special meeting of the Board of Directors, stating the time, place and purpose thereof, may be given by letter or telegram to each Director, on or before the second day preceding the meeting or to each Director, personally, on or before the day preceding the special meeting. Notice of any meeting may be waived in writing, by a Director. Business to be conducted at special meetings shall be confined to the purpose or purposes set forth in the notice of the meeting and all other matters properly before the Board.
Section 5. Quorum
     A majority of the Directors shall constitute a quorum at any meeting except when otherwise provided by law, but a lesser number may adjourn any meeting from time to time and the adjourned meeting may later be held without further notice if a quorum is present.
Section 6. Vacancies
     Vacancies in the Board of Directors shall be filled as provided in Article Seventh: (c) of the Amended and Restated Articles of Incorporation.
Section 7. Retirement of Directors
     No person shall be elected a director if he has attained the age of seventy-two (72) years, but any director who attains the age of seventy-two (72) shall be permitted to continue in office until the expiration of his or her term. Upon such retirement, the director will become, if the Board of Directors so determines, an honorary member of the Board of Directors. No honorary member of this Board of Directors who becomes such after this date shall receive any compensation as such honorary member except upon specific approval of the Board of Directors. Such Honorary Directors shall have no vote as to the decisions presented, and shall not be liable for any actions of the Directors.
ARTICLE III
Committees
Section 1. Advisory Committee
     The Board of Directors may appoint any person whose experience and knowledge would be useful to the Board to serve on the Advisory Committee. Such person shall serve only at the pleasure of the Board and may attend meetings, but shall not have the right to vote nor shall such person be counted in determining whether a quorum is present at any meeting. Advisory Committee members shall not be charged with the responsibilities nor shall they be subject to the liabilities of Directors.

Section 2. Executive Committee
     The Board of Directors at any duly convened special or regular meeting shall have the authority to designate from among the Directors an Executive Committee consisting of up to three (3) members. The Chairman of the Board of Directors of this Company and the President shall be ex-officio members of said Committee to participate in any business before the Committee, but without any voting authority. As provided by Title 79, Section 79-3-79 of the Mississippi Code, 1972, the Executive Committee so constituted shall have and may exercise all the authority of the Board of Directors, but said Committee may not act with respect to any amendments to the articles of incorporation or by-laws or as to the adoption of a plan of merger or consolidation or recommendations involving the sale, lease, exchange, pledge or other disposition of all or substantially all the property and assets of the Company, a voluntary dissolution of the Company or a revocation thereof. As to all such matter, however, the Executive Committee shall be empowered to make recommendations to the Board of Directors for their appropriate action.
ARTICLE IV
Officers and Employees
Section 1. Appointment and Compensation of Officers
Section 2. Following the Annual meeting of stockholders, or as soon thereafter as practicable, the Board of Directors as then constituted shall appoint one of its members to be President of the Company and may also designate one of its members to be Chairman of the Board; but the Board of Directors, in its discretion, may appoint one of its members to fill both offices. The Board of Directors shall have the power to appoint as many Senior Vice Presidents, Executive Vice Presidents, Vice Presidents, Treasurers, Secretaries, and other officers as may be required to transact the business of the Company; to fix the salaries to be paid to such officers and to dismiss any of such officers of the Company and appoint others to take their place; provided, however, that no officer of the Company below Senior and Executive Vice President, who is not also a Director, shall participate or have authority to participate in major policy making decisions of the Company unless specifically empowered by the Board at the time of election to office or thereafter empowered in a resolution by the Board to that effect.
Section 2. Chairman of the Board
     The Chairman of the Board shall preside at all meetings of the Board of Directors and shall have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned to him by the Board of Directors.
Section 3. President
     The President shall be the Chief Executive Officer of the Company and shall have general supervision and care of all the affairs of the Company and may exercise all the powers and duties customarily appertaining to such office or as prescribed by law, regulation or practice to the office of President or imposed by these By-Laws, or by the Board of Directors. In the absence of the Chairman of the Board, the President shall preside at Board meetings; in the absence of the President, the Board of Directors shall select a presiding officer of its meetings from among its members. During short absences, the President of the Company may designate a Senior or Executive Vice President to fulfill temporarily his powers and duties.
Section 4. Senior and Executive Vice Presidents
     Senior and Executive Vice Presidents shall have and exercise such powers and duties as from time to time may be conferred upon, or assigned to each of them by the Chairman of the Board, the President or the Board of Directors.
Section 5. Secretary
     The Secretary of the Company shall attend all meetings of the Board of Directors and all meetings of the shareholders and shall prepare and record all votes and all minutes of all such meetings in a book to be kept for that purpose; he or she shall perform like duties for any committee when required. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors when required, and unless directed otherwise by the Board of Directors, shall keep a stock record containing the names of all persons who are shareholders of the Company, showing their place of residence and the number of shares held by them respectively. The Secretary shall have the responsibility of authenticating records of the Company. The Secretary shall perform such other duties as may be prescribed from time to time by the Board of Directors.
Section 6. Treasurer
     The Treasurer of the Company shall be responsible for all monies, funds and valuables of the Company, except as to those held by the Trust Department in connection with fiduciary matters, or which may be entrusted to him or placed in his hands as Treasurer, and for all the duties and responsibilities prescribed by law and by the Chairman of the Board, the President, or the Board of Directors, or otherwise incident to the office of Treasurer.
Section 7. Other Officers
     All other officers shall respectively exercise such powers and perform such duties as pertain to their several offices or as may be conferred upon or assigned to each of them by the Chairman of the Board, the President or the Board of Directors.
Section 8. Clerks and Employees
     The Board of Directors may appoint from time to time such clerks and employees as it may deem advisable for the prompt and orderly transaction of the business of the Company, prescribe their duties, fix their salaries and dismiss them. The Board of Directors may delegate to the Chairman of the Board, to the President, or to any of the officers of the Company, authority to appoint, fix the compensation of, or suspend or dismiss such clerks and employees, and to prescribe their duties.

Section 9. Term of Office
     The Chairman of the Board, if any, and all officers of the Company shall hold office solely at the pleasure of the Board.
Section 10. Vacancies
     In case a vacancy occurs in any of the offices created under these By-Laws or otherwise, the Board of Directors, at a special or regular meeting, shall appoint a replacement who shall thereafter serve at the pleasure of the Board.
Section 11. Bonds
     Officers and employees shall be bonded in an amount and with a surety satisfactory to the Board of Directors for the faithful performance of their duties and the trust imposed on them.
ARTICLE V
Stock and Stock Certificates
Section 1. Transfers
     Shares of stock shall be assignable and transferable only on the books of the Company and a transfer book shall be kept in which all assignments and transfers of stock shall be recorded. Dividends, when declared, shall be paid to the stockholders in whose name the stock stands on the Company’s books as of the date determined by the Board.
Section 2. Stock Certificates
     Certificates of stock, which shall be in such form as shall be prescribed from time to time by the Board of Directors, when issued, shall be signed by the President and Secretary/Assistant Secretary or Executive Vice President/Senior Vice President and Secretary /Assistant Secretary; provided, however, that where such certificates are counter-signed manually by the Secretary /Assistant Secretary, the signature of the President or Executive Vice President/Senior Vice President may be facsimile.
Section 3. Lost or Destroyed Stock Certificates
     If any person applies for a certificate of stock of this Company to be issued in lieu of one alleged to be lost or destroyed, he shall make an affidavit or affirmation of the fact to the Company, and therein state the circumstances of loss or destruction. In the sole discretion of the Board of Directors, such person may be required to advertise in one or more of the newspapers of general circulation published in Jackson County, Mississippi, once a week for the space of three weeks, an account of the loss or destruction describing the certificate and its number and the number of shares specified in it, and calling on all persons to show cause why a new certificate shall not be issued by the Company in lieu of the one lost or destroyed. He may also be required to give to the Company a bond or indemnity with corporate surety, if so required, in such amount as the Board of Directors may determine to protect the Company against any damage that may arise from issuing a new certificate, and undertake in writing to return to the

Company, in the event that it shall ever be found, the certificate allegedly lost or destroyed, whereupon a new certificate shall be issued.
ARTICLE VI
Corporate Seal
     Set forth below is an impression of the seal of the Company.
ARTICLE VII
Miscellaneous
Section 1. Compromises, Transfers, Conveyances and Sales
     All compromises, transfers, conveyances and sales of property and assets of the Company shall be authorized by the Board of Directors and be executed by such officer or officers of the Company as the Board of Directors, from time to time, may determine.
Section 2. Corporate Books
     The Board of Directors shall have the exclusive power, whenever it considers it desirable to do so, to change the form or system of the books and accounts of the Company.
Section 3. Changes and Amendments in By-haws
     At any regular or special meeting of the Board of Directors these By-Laws may be changed, amended, repealed, or added to by a two-thirds vote of the Directors.
Section 4. Indemnification
     The Company may indemnify any person for expenses reasonably incurred in connection with the defense of any proceeding, civil or criminal, to which he is a party by reason of his being or having been an officer, director or member of any committee of the Company to the extent permissible under law, the Articles of Incorporation of the Company and these By-Laws, except where such person is adjudged in such proceeding to be liable for negligence or misconduct in the performance of his duties.